EXHIBIT 9


                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                   SCHEDULE 13D


                    Under the Securities Exchange Act of 1934*

                         Silver King Communications, Inc.
         _______________________________________________________________________
                                 (Name of Issuer)

                     Common Stock, par value $.01 per share
         _______________________________________________________________________
                          (Title of Class of Securities)

                                    827740101
         _______________________________________________________________________
                                  (CUSIP Number)

         Stephen M. Brett, Esq.             Pamela S. Seymon, Esq.
         Senior Vice President and          Wachtell, Lipton, Rosen &
           General Counsel                    Katz
         Tele-Communications, Inc.          51 West 52nd Street
         5619 DTC Parkway                   New York, New York  10019
         Englewood, CO  80111               (212) 403-1000
         (303) 267-5500
         _______________________________________________________________________

             (Name, Address and Telephone Number of Person Authorized
                      to Receive Notices and Communications)

                                 August 24, 1995
         _______________________________________________________________________
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on
         Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

         Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment

         *The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.





         subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

         Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         Note:     This Statement constitutes an original report on
                   Schedule 13D of each of Barry Diller and the Reporting Group (as defined in Item 2) and Amendment No. 2 of a Report on Schedule 13D of Tele-
                   Communications, Inc.






































         CUSIP No. 827740101
         _______________________________________________________________________
              (1)  Names of Reporting Persons S.S. or I.R.S.
                   Identification Nos. of Above Persons

                   Tele-Communications, Inc.
                   84-1260157
         _______________________________________________________________________
              (2)  Check the Appropriate Box if a Member of a Group
                                                             (a)    [X]
                                                             (b)    [ ]
         _______________________________________________________________________
              (3)  SEC Use Only
         _______________________________________________________________________
              (4)  Source of Funds


         _______________________________________________________________________
              (5)  Check if Disclosure of Legal Proceedings is Required
                   Pursuant to Items 2(d) or 2(e)
                                                             [  ]
         _______________________________________________________________________
              (6)  Citizenship or Place of Organization

                   Delaware
         _______________________________________________________________________
         Number of (7)  Sole Voting Power  0 shares
         Shares Bene-
         ficially  ____________________________________________________________
         Owned by  (8)  Shared Voting Power  2,503,618 shares
          Owned by
         Each     ______________________________________________________________
         Reporting (9)  Sole Dispositive Power  0 shares
         Person
                   _____________________________________________________________
         With     (10)  Shared Dispositive Power  2,503,618 shares
         _______________________________________________________________________
              (11)  Aggregate Amount Beneficially Owned by Each
                    Reporting Person

                   2,503,618 shares
         _______________________________________________________________________
              (12)  Check if the Aggregate Amount in Row (11) Excludes
                    Certain Shares      [X]









                   Excludes shares beneficially owned by the executive
                   officers and directors of TCI.  See Item 5.  Excludes
                   options to purchase an aggregate of 1,895,847 shares
                   of Common Stock granted to Mr. Diller, none of which
                   are currently vested or exercisable and none of which
                   become exercisable within 60 days.  The shares of
                   Common Stock issuable upon exercise of such options
                   represent approximately 23% of the outstanding Common
                   Stock as of June 26, 1995, treating the shares
                   subject to such options as outstanding.
         _______________________________________________________________________
              (13) Percent of Class Represented by Amount in Row (11)

                                  28.0%

                   Because each share of Class B Stock generally is
                   entitled to ten votes per share while the Common
                   Stock is entitled to one vote per share, the
                   Reporting Persons may be deemed to beneficially own
                   equity securities of the Company representing
                   approximately 75% of the voting power of the Company.
         _______________________________________________________________________
              (14) Type of Reporting Person (See Instructions)

                                  CO
































         CUSIP No. 827740101
         _______________________________________________________________________
              (1)  Names of Reporting Persons S.S. or I.R.S.
                   Identification Nos. of Above Persons

                   Barry Diller

         _______________________________________________________________________
              (2)  Check the Appropriate Box if a Member of a Group
                                                             (a)    [X]
                                                             (b)    [ ]
         _______________________________________________________________________
              (3)  SEC Use Only
         _______________________________________________________________________
              (4)  Source of Funds

                             PF
         _______________________________________________________________________
              (5)  Check if Disclosure of Legal Proceedings is Required
                   Pursuant to Items 2(d) or 2(e)
                                                             [  ]
         ______________________________________________________________________
              (6)  Citizenship or Place of Organization

                   United States
         _______________________________________________________________________
         Number of (7)  Sole Voting Power  0 shares
         Shares Bene-
         ficially  _____________________________________________________________
         Owned by  (8)  Shared Voting Power  2,503,618 shares
          Owned by
         Each      _____________________________________________________________
         Reporting (9)  Sole Dispositive Power  0 shares
         Person
                   _____________________________________________________________
         With     (10)  Shared Dispositive Power  2,503,618 shares
         _______________________________________________________________________
              (11)  Aggregate Amount Beneficially Owned by Each
                    Reporting Person

                   2,503,618 shares
         _______________________________________________________________________
              (12)  Check if the Aggregate Amount in Row (11) Excludes
                    Certain Shares      [X]

                    Excludes shares beneficially owned by the executive officers and directors of TCI. See Item 5.
                    Excludes







                   options to purchase an aggregate of 1,895,847 shares
                   of Common Stock granted to Mr. Diller, none of which
                   are currently vested or exercisable and none of which
                   become exercisable within 60 days.  The shares of
                   Common Stock issuable upon exercise of such options
                   represent approximately 23% of the outstanding Common
                   Stock as of June 26, 1995, treating the shares
                   subject to such options as outstanding.
         _______________________________________________________________________
              (13) Percent of Class Represented by Amount in Row (11)

                                  28.0%

                   Because each share of Class B Stock generally is entitled to ten votes per share while the Common Stock is entitled to one vote per share, the Reporting Persons may be deemed to beneficially own equity securities of the Company representing approximately 75% of the voting power of the Company.

         _______________________________________________________________________
              (14) Type of Reporting Person (See Instructions)

                                  IN


































                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                   SCHEDULE 13D

                                  Statement Of

                            TELE-COMMUNICATIONS, INC.
                                       and
                                   BARRY DILLER

                         Pursuant to Section 13(d) of the
                         Securities Exchange Act of 1934

                                  in respect of

                         SILVER KING COMMUNICATIONS, INC.


                   This Report on Schedule 13D (the "Schedule 13D") relates to the common stock, par value $.01 per share (the "Common Stock"), of Silver King Communications, Inc., a Delaware corporation (the "Company"). The Report on Schedule 13D originally filed by Tele-Communications, Inc., a Delaware corporation ("TCI"), on August 15, 1994, as amended by Amendment No. 1 thereto (collectively, the "TCI Schedule 13D"), is hereby amended and supplemented to include the information contained herein, and this Report constitutes Amendment No. 2 to the TCI Schedule 13D. In addition, this Report also constitutes the initial Report on Schedule 13D of TCI and Mr. Barry Diller, with respect to the Common Stock. Such persons constitute a "group" for purposes of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to their respective beneficial ownership of the Common Stock.

                   The summary descriptions contained in this Report of certain agreements and documents are qualified in their entirety by reference to the complete texts of such agreements and documents, filed as Exhibits hereto and incorporated herein by reference.

         Item 1.   Security and Issuer

                   The class of equity securities to which this statement relates is the Common Stock of the Company, which has its principal executive offices at 12425 28th Street North, St. Petersburg, Florida 33716. The business of the Company is the ownership and operation of television broadcast stations.
         Pursuant to Rule 13d-3 promulgated under the Exchange Act, this Report also relates to the shares of Common Stock issuable upon
         (i) conversion of the 2,000,000 shares of the Company's Class B Common Stock, par value $.01 per share ("Class B Stock") which





         TCI has the right to acquire from RMS Limited Partnership ("RMS") upon the exercise of the Class B Option (as defined below) granted to Liberty Media Corporation ("Liberty"), a wholly owned subsidiary of TCI, by RMS and (ii) the exercise of certain options to purchase up to 1,895,847 shares of the Common Stock of the Company at an exercise price of $22.625 that the Company has granted to Mr. Diller (the "Options"). Each share of Common Stock is entitled to one vote per share. Each share of Class B Stock is (a) convertible into one share of Common Stock, (b) is generally entitled to ten votes per share and (c) votes together with the Common Stock as a class, except that (i) the holders of the Common Stock are entitled to elect 25% of the members of the Board of Directors of the Company voting as a separate class and (ii) so long as there are at least 2,280,000 shares of Class B Stock outstanding, the holders of the Class B Stock are entitled to vote as a separate class with respect to certain fundamental corporate transactions involving the Company, such as a merger, reorganization, recapitalization, dissolution, or sale of substantially all of its assets. According to the Company's quarterly report on Form 10-Q, dated June 30, 1995 and filed with the Securities and Exchange Commission (the "June 30 Company 10-Q"), as of June 26, 1995, there were 2,415,945 shares of Class B Stock outstanding. The Reporting Persons have been advised that all such shares are held by RMS. In connection with the exercise of the Class B Option, Liberty is entitled to require RMS to convert the remaining shares of Class B Stock owned by it at the time of exercise of the Class B Option into a like number of shares of Common Stock, which conversion would result in their being fewer than 2,280,000 shares of Class B Stock outstanding and in which event the Reporting Persons believe that the holders of the Class B Stock will no longer be entitled to a separate class vote with respect to such fundamental corporate transactions and will generally vote together as a class with the holders of the Common Stock with respect to all matters presented to the stockholders of the Company, with each share of Common Stock entitled to one vote per share and each share of Class B Stock entitled to ten votes per share. Accordingly, because the Reporting Persons would own shares of Common Stock and Class B Stock representing approximately 75% of the voting power of the outstanding equity securities of the Company following the exercise of the Class B Option and the conversion of the remaining 415,945 shares of Class B Stock held by RMS not subject to the Class B Option into shares of Common Stock, the Reporting Persons believe that they would be able to effectively control the outcome of the vote on substantially all matters presented to the stockholders of the Company.









         Item 2.   Identity and Background

                   This Report is being filed by TCI and Mr. Diller.
         The business address of TCI is 5619 DTC Parkway, Englewood, Colorado 80111. TCI is principally engaged in the acquisition, development and operation of cable systems, assets and interests and cable television programming assets and interests. Mr. Diller's present principal occupation is Chairman of the Board of Directors and Chief Executive Officer of the Company, and his principal address is 1940 Coldwater Canyon, Beverly Hills, CA 90210. Mr. Diller is a citizen of the United States. All references to Mr. Diller include all entities beneficially owned by him.

                   The name, business address and present principal occupation or employment and the name, address and principal business of any corporation or other organization in which such employment is conducted, of (i) each of the executive officers and directors of TCI, (ii) each person controlling TCI, and
         (iii) the executive officers of any corporation controlling TCI, are set forth in Schedule 1 attached hereto and incorporated herein by reference.

                   During the last five years, neither TCI nor Mr. Diller nor, to the best of TCI's knowledge, any of the persons named on Schedule 1, has (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities law or finding any violation with respect to such law. To the best knowledge of TCI, each of its executive officers and directors is a citizen of the United States, except as specifically set forth in Schedule 1 hereto.

                   TCI and Mr. Diller are hereinafter sometimes referred to individually as a "Reporting Person" and are sometimes referred to collectively as the "Reporting Persons" or the "Reporting Group."

                   Liberty and Mr. Diller entered into an agreement, dated as of August 24, 1995, with respect to their ownership of equity securities of the Company (the "Stockholders Agreement", a copy of which is attached as an Exhibit hereto and incorporated by reference herein). The Stockholders Agreement sets forth certain of the Reporting Persons' agreements with respect to, among other things, dispositions, acquisitions and voting of the equity securities of the Company (the "Company







         Securities") beneficially owned by such Reporting Persons. As a result of the Stockholders Agreement, each Reporting Person may be deemed to share with each other Reporting Person beneficial ownership of all Company Securities held by the Reporting Persons and to constitute a "group" within the meaning of Rule 13d-5 promulgated under the Exchange Act with respect to the Common Stock. It is contemplated that the Reporting Persons will enter into further definitive documentation regarding the terms of the Stockholders Agreement. Each Reporting Person disclaims beneficial ownership of the Company Securities held by the other Reporting Person.

                   Information contained herein with respect to each Reporting Person and its executive officers, directors and controlling persons, is given solely by such Reporting Person, and no other Reporting Person has responsibility for the accuracy or completeness of information supplied by such other Reporting Person.

         Item 3.   Source and Amount of Funds or Other Consideration

                   The information contained in Item 3 of the TCI
         Schedule 13D is hereby incorporated by reference herein.

                   As set forth below, as of August 24, 1995, Mr. Diller acquired beneficial ownership of an aggregate of 220,994 shares of Common Stock at a purchase price of $22.625 per share in cash or $4,999,989.25 in the aggregate (the "Initial Shares). The funds utilized by Mr. Diller in purchasing the Initial Shares are personal funds.

                   As set forth below, as of August 24, 1995, Mr. Diller has also acquired beneficial ownership of an aggregate of 220,994 additional shares of Common Stock at a purchase price of $22.625 per share or $4,999,989.25 in the aggregate (the "Additional Shares"). Of such aggregate purchase price, $2,210 is payable in cash and the remainder is payable by means of the delivery to the Company of the Note (as defined below). See
         Item 6.

         Item 4.   Purpose of Transaction

                   On February 11, 1993, Liberty, which was then an independent publicly traded company and is now a wholly owned subsidiary of TCI, acquired from RMS a transferable option (the "Class B Option") to purchase 2,000,000 shares of Class B Stock. As previously reported in the TCI Schedule 13D, the Class B Option was amended in September 1994 to, among other things, extend the exercise period and provide for certain







         staged increases of the exercise price of the Class B Option. The current exercise price of the Class B Option is $1.50 per share, and such exercise price will increase to $1.75 on February 12, 1996.

                   The Company's primary business is the ownership and operation of television broadcast stations. The Communications Act of 1934, as amended (the "Act"), and the related rules and regulations of the Federal Communications Commission (the "FCC Rules") currently prohibit any person or entity (i) holding a 5% or greater voting stock interest in, or (ii) serving as an officer or director or (iii) entitled to representation on the board of directors of, a cable television system, from holding any such interest in a television broadcast station whose Grade B contour overlaps in whole or in part the service area of such cable system. TCI's ownership of substantial cable television system assets makes it unlikely that Liberty or TCI would be able to obtain the necessary consents or waivers under the FCC Rules (as currently in effect) in order to exercise the Class B Option and, by virtue of the special voting rights attributable to the Class B Stock receivable upon exercise of the Class B Option, assume voting control of the Company. Thus, as previously disclosed, Liberty and TCI have, from time to time, considered assigning the Class B Option to a third party who would be qualified to assume voting control of the Company.

                   In August 1995 Mr. Diller and representatives of TCI began informal discussions regarding the possibility of entering into a joint venture controlled by Mr. Diller in order to permit the exercise of the Class B Option and the assumption by Mr. Diller of voting control of the Company. Pursuant to the terms of the Class B Option, upon exercise of the Class B Option, RMS will be required to convert all shares of Class B Stock owned by it which are not subject to the Class B Option into Common Stock. As a result, pursuant to the Company's Restated Certificate of Incorporation, because there would be less than 2,280,000 shares of Class B Stock outstanding, the Reporting Persons believe that the holders of the Class B Stock would vote with the holders of the Common Stock on substantially all matters presented to stockholders of the Company and would be entitled to cast ten votes per share upon matters considered for approval at any meeting of stockholders. See Item 1.

                   On August 24, 1995 Mr. Diller and representatives of TCI met to discuss a proposal (the "Proposal") pursuant to which, among other things, Mr. Diller would make an equity investment in the Company and be granted certain options to acquire Common Stock and, in connection therewith, Mr. Diller would agree to become Chairman of the Board and Chief Executive







         Officer of the Company. See Item 6. Subsequently, at a special meeting of the Board of Directors of the Company on August 24, 1995, representatives of TCI outlined the Proposal to the Board and Mr. Diller discussed with the Board his views regarding the future direction of the Company's business. In addition, representatives of TCI also outlined certain proposed arrangements between Mr. Diller and TCI pursuant to the Stockholders Agreement, which arrangements are further described in Item 1 and Item 6 of this Report. After review of the Proposal and such arrangements, the Board of Directors informed the Reporting Persons that it had approved the Proposal (including the purchase of the Initial Shares and the Additional Shares and the grant of the Options to Mr. Diller) and the arrangements between Mr. Diller and TCI (including for purposes of Section 203 of the Delaware General Corporation
         Law), and that Mr. Diller had been appointed Chairman of the Board and Chief Executive Officer the Company.

                   Pursuant to the Stockholders Agreement, Mr. Diller will be entitled to exercise voting control over all equity securities of the Company beneficially owned or to be beneficially owned by TCI and him, including the shares of Class B Stock which will be acquired pursuant to the exercise of the Class B Option. Mr. Diller and the Company intend to file promptly the necessary applications with the FCC for the transfer of control of the Company to an entity in which he will exercise voting control; and upon receipt of such approval and such other regulatory approvals as may be required (including, if applicable, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), Mr. Diller intends to cause the exercise of the Class B Option and to acquire voting control of the Company. Following the exercise of the Class B Option, subject to applicable law (including the FCC Rules), Mr. Diller intends to seek majority representation on the Board of Directors of the Company. See Item 6.

                   Except as otherwise disclosed in this Schedule 13D, the Reporting Persons have not made any decision concerning their course of action with respect to the Company. The Reporting Persons could decide, depending on market and other factors, to dispose of shares of the Company Securities beneficially owned by each of them, to acquire additional Company Securities, or to take any other available course of action. In this regard, the Reporting Persons intend to continuously review their investment in the Company and may in the future determine to change their present plans and proposals relating to the Company, including determining to abandon or delay their plans to acquire control of the Company. In reaching any conclusion as to their future course of action, the Reporting Persons will take into consideration various







         factors, including without limitation the Company's business and financial condition and prospects, other developments concerning the Company, the effect of the Act and the FCC regulations and policies of the Federal Communications Commission (the "FCC") applicable to the Company and the Reporting Persons, other business opportunities available to the Reporting Persons, developments with respect to the business of the Reporting Persons, developments in the television industry generally, general economic conditions and money and stock market conditions.

                   Other than as described herein, none of Mr. Diller, TCI, or to the best of TCI's knowledge, any of its executive officers, directors or controlling persons, have any present plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or of any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company, including any plans or proposals to change the number or terms of directors or to fill any existing vacancies on the Board of Directors of the Company; (e) any material change in the present capitalization or dividend policy of the Company;
         (f) any other material change in the Company's business or corporate structure; (g) changes in the Company's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be deleted from a national securities exchange or to cease to be authorized to be quoted in any inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) any action similar to any of those enumerated above.

                   Notwithstanding anything contained herein, the Reporting Persons reserve the right, depending on other relevant factors, to purchase additional securities of the Company, dispose of all or a portion of their holdings of securities in the Company, or change their intention with respect to any and all of the matters referred to in the preceding paragraph.










                   The summary description contained herein is qualified in its entirety by reference to the Exhibits attached hereto, which are hereby incorporated by reference herein.

         Item 5.   Interest in Securities of the Issuer

                   The information contained in Item 5 of the TCI
         Schedule 13D and in Item 3 above is hereby incorporated by reference herein.

                   TCI currently holds 61,630 shares of Common Stock and holds the Class B Option, which is currently exercisable, to acquire 2,000,000 shares of Class B Stock from RMS at a current exercise price of $1.50 per share, which shares, based upon information contained in the June 30 Company 10-Q, represent approximately 24% of the outstanding Common Stock. TCI's ability to exercise the Class B Option is subject to, among other things, the receipt of required governmental approvals, including under the FCC Rules to the change in control of the Company that would be deemed to occur under applicable FCC rules as a result of TCI's exercise of the Class B Option. The exercise of the Class B Option, as well as the voting, disposition and other transfer of the shares of Class B Stock underlying the Class B Option, are subject to the terms of the Stockholders Agreement.

                   As described in Item 6 below, Mr. Diller has acquired beneficial ownership of the 220,994 Initial Shares and the 220,994 Additional Shares, representing an aggregate of 441,988 shares of Common Stock. Based on information contained in the June 30 Company 10-Q and including the shares of Common Stock beneficially owned by Mr. Diller as outstanding, such shares represent approximately 6% of the outstanding Common Stock. Such amount does not include the options to purchase an additional 1,895,847 shares of Common Stock, none of which is currently vested and none of which is currently exercisable or becomes exercisable in the next 60 days. Based on information contained in the June 30 Company 10-Q and including the shares of Common Stock subject to the Options as well as the shares of Common Stock beneficially owned by Mr. Diller as outstanding, the shares of Common Stock subject to the Options, together with the Initial Shares and the Additional Shares, represent approximately 26% of the outstanding Common Stock.

                   Based on information contained in the June 30 Company 10-Q and including the shares of Class B Stock subject to the Class B Option as outstanding shares of Common Stock as well as the shares of Common Stock beneficially owned by Mr. Diller, TCI and Mr Diller collectively beneficially own shares of Common Stock representing approximately 28% of the outstanding







         Common Stock. Assuming that Mr. Diller and Liberty elect to require the holder of the remaining 415,945 shares of Class B Stock not subject to the Class B Option to convert such shares into Common Stock in connection with the exercise of the Class B Option, the Company Securities beneficially owned by the Reporting Persons would constitute approximately 75% of the voting power of the outstanding equity securities of the Company. Such amounts do not include the Options, none of which is currently vested and none of which is currently exercisable or becomes exercisable in the next 60 days.

                   The summary description contained herein is qualified in its entirety by the Exhibits attached hereto, which are hereby incorporated by reference herein.

         Item 6.   Contracts, Arrangements, Understandings or
                   Relationship with Respect to the Securities of the Issuer

                   The information set forth in Item 2 and Item 4 above is hereby incorporated by reference herein.

                   Pursuant to the Stockholders Agreement, Liberty and Mr. Diller will form an entity (the "Silver Company"), to which Liberty will contribute the Class B Option as well as an amount in cash equal to the aggregate exercise price thereof, and Mr. Diller will contribute an amount in cash to be agreed upon.
         Mr. Diller will initially hold a common equity interest in the Silver Company constituting all of the voting stock of the Silver Company, and Liberty will hold a convertible non-voting preferred participating equity interest. Mr. Diller will control the Company Securities held by the Silver Company, except that, subject to applicable law, the approval of both Liberty and Mr. Diller will be required in connection with certain Fundamental Matters relating to the Company (as set forth in the Stockholders Agreement). Liberty and Mr. Diller have agreed to use all reasonable efforts to seek and obtain approval under FCC rules and regulations for the exercise of the Class B Option.

                   At such time as Liberty may be permitted to exercise full ownership and control over the Company Securities owned by it (a "Change in Law"), including its pro rata share of Company Securities held by the Silver Company, Liberty's equity interest in the Silver Company will be converted into voting common equity of the Silver Company having the same pro rata rights, powers and preferences as Mr. Diller's interest in the Silver Company, and Liberty or its designees will purchase Mr. Diller's equity interest in the Silver Company for an amount equal to the amount invested by Mr. Diller in the Silver







         Company plus interest thereon at the prime rate in effect from time to time from the date of such investment to the date of such purchase.

                   The Stockholders Agreement also provides that Mr. Diller is entitled to exercise voting authority and authority to act by written consent over all Company Securities owned by any of the Reporting Persons and certain of their affiliates on all matters submitted to a vote of the Company's stockholders or by which the Company's stockholders may act by written consent. In connection therewith, Liberty will provide Mr. Diller with a conditional proxy, which proxy shall be valid for the full term of the Stockholders Agreement and will be irrevocable. The Reporting Persons have agreed to take, and to cause certain of their affiliates to take, all reasonable actions required, subject to applicable law, to prevent the taking of any action by the Company with respect to a Fundamental Matter without the consent of each of Mr. Diller and Liberty and, following a Change in Law, to elect a slate of directors of the Company, two of whom will be designated by Liberty and the remainder of whom will be designated by Mr. Diller. Subject to applicable law and fiduciary duties, Liberty will use its reasonable best efforts to cause its designees on the Board of Directors of the Company to vote in the manner instructed by Mr. Diller with respect to any matter presented to the Board of Directors, except with respect to Fundamental Matters and certain matters relating to Mr. Diller's employment with the Company.

                   In addition, pursuant to the Stockholders Agreement, Mr. Diller may exchange shares of Common Stock owned by him and certain of his affiliates for shares of Class B Stock owned by Liberty or held by the Silver Company, provided that, after such exchange, Liberty will not cease to own Company Securities (including its pro rata portion of any Company Securities held by the Silver Company) constituting at least 50% of the total voting power of the Company. The Stockholders Agreement also contains provisions applicable to Mr. Diller and Liberty relating to rights of first refusal on permitted sales of Company Securities and, under certain limited circumstances, the right of Mr. Diller to require Liberty to purchase his Company Securities.

                   The foregoing summary description of certain provisions of the Stockholders Agreement is qualified in its entirety by reference to the definitive term sheet of the Stockholders Agreement, attached hereto as an Exhibit and incorporated herein by reference.









                   The Company and Mr. Diller entered into a definitive term sheet, dated as of August 24, 1995 (the "Equity Compensation Agreement"), regarding Mr. Diller's purchase of shares of Common Stock from the Company and the granting to Mr. Diller of certain options to purchase Common Stock of the Company, as well as Mr. Diller's agreement to become the Chairman of the Board of Directors and Chief Executive Officer of the Company. The definitive term sheet regarding such agreement is set forth as an Exhibit hereto and is hereby incorporated herein by reference. It is contemplated that the Company and Mr. Diller will enter into further definitive documentation regarding the terms of the Equity Compensation Agreement.

                   On August 24, 1995, pursuant to the Equity
         Compensation Agreement, Mr. Diller acquired beneficial ownership of the 220,994 Initial Shares at a purchase price of $22.625 per share, for an aggregate purchase price of $4,999,989.25 million.

                   Immediately following Mr. Diller's acquisition of beneficial ownership of the Initial Shares but prior to Mr. Diller becoming Chairman of the Board and Chief Executive Officer of the Company, Mr. Diller (i) acquired beneficial ownership of 220,994 Additional Shares at a purchase price of $22.625 per share payable by delivery of the Note (as defined below) plus the sum of $2,210 payable in cash and (ii) was granted the Options to purchase an aggregate of up to an additional 1,895,847 shares of Common Stock at an exercise price of $22.625 per share. The non-cash purchase price for the Additional Shares is in the form of a non-interest bearing promissory note of Mr. Diller (the "Note") in the principal amount of $4,997,779.25. The Note is non-recourse but will be secured by the Additional Shares and will be initially oversecured by a portion of the Initial Shares purchased by Diller having a fair market value on the purchase date of 20% of the principal amount of the Note (the "Excess Shares"). The Note may be prepaid in whole or in part at any time without penalty; upon payment of the first $2,498,889.63 the security interest on 50% of the Additional Shares and on all of the Excess Shares will be released. All amounts outstanding under the Note will mature on the earlier to occur of (i) the termination of Mr. Diller's employment (x) by the Company for Cause (as defined in the Equity Compensation Agreement) (which shall be the only basis for the Company's termination of Mr. Diller's employment) or (y) prior to the Control Date (as defined in the Equity Compensation Agreement), by Mr. Diller without Good Reason (as defined in the Equity Compensation Agreement) and (ii) August 24, 1997. In addition, Mr. Diller has been granted a bonus arrangement, contractually independent







         from the Note, under which he will be paid (i) on August 24, 1996, a bonus of $2,498,989.63, and (ii) on August 24, 1997, a bonus of $2,498,989.62, except that both bonuses will be paid immediately (to the extent not previously paid) upon a Change in Control (as defined in the Equity Compensation Agreement) of the Company or the termination of Mr. Diller's employment with the Company for any reason other than (a) by the Company for Cause or (b) by Mr. Diller prior to the Control Date without Good Reason. There is no right to offset the note payments against the bonuses, either on the part of Mr. Diller or on the part of the Company.

                   The Options vest in four equal annual installments commencing on the first anniversary of the date of grant, and the Options are exercisable until the tenth anniversary of the date of grant (subject to earlier termination in the circumstances described below). The number of shares included in the Initial Shares, the Additional Shares and the shares subject to purchase under the Options are equal to 20% of the outstanding common equity securities of the Company, on a fully diluted basis, on the date of issuance of the Options. The Options have been granted in tandem with the grant of an equivalent number of comparable stock appreciation rights vesting according to the same schedule as the Options, which SARs shall become exercisable only in the event of the occurrence of a Change in Control of the Company (the "Conditional SARs"). All unvested Options (as well as the Conditional SARs) become vested and exercisable upon the occurrence of a Change in Control of the Company. The number and type of shares subject to the Options (as well as the Conditional SARs) and/or the applicable exercise price are subject to appropriate adjustment in the event of a stock split, stock dividend, reclassification or similar event occurring after the date of issuance.

                   The Equity Compensation Agreement provides that, to the extent that Mr. Diller becomes obligated to pay any taxes under Section 4999 of the Internal Revenue Code (or any successor or similar provision) in connection with such a Change in Control of the Company, the Company shall make a "gross-up" payment to Mr. Diller in respect of any such tax payment.

                   The Options (as well as the Conditional SARs) are non-transferable and may not be sold, assigned, transferred or pledged without the consent of the Board of Directors of the Company. The Options (as well as the Conditional SARs) will terminate immediately upon termination of Mr. Diller's employment by the Company for Cause or 90 days following a termination of employment by Mr. Diller without Good Reason.







                   Mr. Diller will be entitled to customary rights for the registration under the Securities Act of 1933 of the Common Stock.

                   Following the execution of the equity arrangements discussed above, Mr. Diller became the Chairman of the Board and Chief Executive Officer of the Company. The Equity Compensation Agreement provides that if Mr. Diller subsequently so requests, the Board of Directors will appoint Mr. Diller as Chairman of the Board and/or Chief Executive Officer and/or President.

                   The Equity Compensation Agreement provides that Mr. Diller will receive an amount in cash (up to $1 million) to cover any taxes payable by Mr. Diller, on an after-tax basis, by virtue of the purchase of Initial Shares and Additional Shares at the per share purchase price. Mr. Diller initially will forgo the receipt of any salary in respect of his services. The Company will pay or reimburse Mr. Diller for his out-of-pocket expenses related to his employment with the Company on a basis consistent with Mr. Diller's historic reimbursement. Subject to any required approvals of the Board of Directors, Mr. Diller will also be entitled to participate in any incentive compensation plan maintained by the Company for its management and/or key employees. In addition, the Company has agreed to indemnify (and advance expenses to) Diller in connection with (i) his serving as Chairman of the Board and/or Chief Executive Officer and/or President of the Company and (ii) his and his affiliates entering into the arrangements contemplated by the Equity Compensation Agreement to the fullest extent permitted by law. If Mr. Diller's employment is terminated by the Company for any reason other than for Cause before August 24, 1996, Mr. Diller will receive a severance payment equal to two times the amount, if any, by which $4,999,989.25 exceeds the fair market value of the Additional Shares; provided, that such severance payment shall, in no event, exceed $2 million in the aggregate. The Company will also reimburse Diller and his affiliates for the fees and expenses of their counsel in connection with the negotiation of the Equity Compensation Agreement and the definitive agreements contemplated by the Equity Compensation Agreement.

                   The foregoing summary description of certain provisions of the Equity Compensation Agreement is qualified in its entirety by reference to the definitive term sheet of the Equity Compensation Agreement, which is attached hereto as an Exhibit and incorporated herein by reference.










         Item 7.   Material to be Filed as Exhibits

              1. Written Agreement between TCI and Mr. Diller regarding Joint Filing of Schedule 13D.

              2.   Definitive Term Sheet regarding Stockholders
         Agreement, dated as of August 24, 1995, by and between Liberty Media Corporation and Mr. Diller.

              3. Definitive Term Sheet regarding Equity Compensation Agreement, dated as of August 24, 1995, by and between the Company and Mr. Diller.

              4. Press Release issued by the Company and Mr. Diller, dated August 25, 1995.










































                                    SIGNATURE



              After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information in this statement is true, complete and correct.

         Dated:  August 28, 1995


                                       TELE-COMMUNICATIONS, INC.



                                       By:  /s/Peter R. Barton
                                        Name:
                                        Title:





                                         /s/Barry Diller
                                       Barry Diller



























                                       -15-